Exhibit 99.1

EVERYWARE GLOBAL, INC. PRESIDENT & CEO APPOINTED TO BOARD OF DIRECTORS

LANCASTER, Ohio, March 16, 2015 -- The board of directors of EveryWare Global, Inc. (Nasdaq:EVRY) announced today the appointment of Company President and Chief Executive Officer Sam Solomon as a member of the board of directors, effective March 12, 2015.
Mr. Solomon joined EveryWare Global in February 2014 as Interim Chief Executive Officer and was subsequently named President and Chief Executive Officer on June 9, 2014.
“Under Sam’s leadership and guidance, EveryWare Global has made considerable progress positioning the Company for future success,” said Daniel Collin, Chairman of the Board of Directors, in making the announcement. “We are very pleased to add his experience and insight to the Board of Directors as we work together to drive the Company forward and create long-term value for our customers, suppliers, employees and stakeholders.”
Mr. Solomon has more than 20 years of leadership experience in branded consumer, multi-channel businesses including Sears, The Coleman Company, and Procter and Gamble. Over the past year, he has led EveryWare Global through challenging but successful negotiations to secure new investment in the Company, while also overseeing improvements to operations and customer service.
About EveryWare Global:
EveryWare (Nasdaq:EVRY) is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico and Asia.  Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands.  Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels.  EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012.  Additional information can be found at www.everywareglobal.com, www.oneida.com, and www.foodservice.oneida.com.
Forward-looking statements:
This media release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Those forward-looking statements may include comments concerning our expectations of future products, business developments, performance and/or customer relationships. Actual results may differ materially from what is contained in these forward-looking statements. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

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